                                  EXHIBIT 10.11

                                 USG CORPORATION

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") is effective as of January 1, 2007 (the "Effective Date") between USG Corporation, a Delaware corporation (the "Company"), and ___________________ (the "Executive").

                                    RECITALS:

     WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment with the Company;

     WHEREAS, as of the Effective Date, the Company shall employ the Executive on the terms and conditions set forth in this Agreement, and the Executive shall be retained and employed by the Company to perform services under the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. Certain words or phrases with initial capital letters not otherwise defined herein shall have the meanings set forth in Section 9 hereof.

2. Employment. The Company shall employ the Executive, and the Executive accepts employment with the Company, as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 hereof (the "Employment Period").

3. Position and Duties. During the Employment Period, the Executive shall serve as the [TITLE] of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Chief Executive Officer to expand or limit such duties, responsibilities and authority, either generally or in specific instances. The Executive shall perform the Executive's duties and responsibilities to the best of the Executive's abilities in a diligent, trustworthy, businesslike and efficient manner.

4.   Compensation and Benefits.

     (a) Salary. The Company agrees to pay the Executive a salary ("Base Salary") during the Employment Period in installments based on the Company's practices as may be in effect from time to time. The Executive's initial Base Salary shall be at the rate of $___________________ per year. The Executive's Base Salary shall be reviewed annually and may be increased from time to time.

     (b) Incentive Plans. The Executive shall be eligible to participate in the Company's annual and long-term incentive plans, on a basis comparable to other similarly situated executives of the Company.

     (c) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive during the Employment Period in the course of performing the Executive's duties under this Agreement that are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses.

     (d) Standard Executive Benefits. The Executive shall be entitled during the Employment Period to participate (on the same basis as other similarly situated executives of the Company) in the Company's benefit plans (including health and life insurance, retirement and investment plans (including supplements thereto), vacation, perquisites and other benefits, but excluding, except as hereinafter provided in Section 6, any severance pay program or policy of the Company) for which substantially all other similarly situated executives of the Company are from time to time generally eligible, as determined from time to time by the Board or a committee of the Board.

     (e) Indemnification. The Executive shall be eligible to enter into the Company's standard Indemnification Agreement that is entered into with other similarly situated senior executives of the Company.

5.   Employment Period.

     (a) Except as hereinafter provided, the Employment Period shall begin on the Effective Date and shall extend until the second anniversary of the Effective Date, with automatic one-year renewals thereafter unless either party notifies the other at least 90 days before the scheduled expiration date that the Employment Period is not to renew.

     (b) Notwithstanding (a) above, the Employment Period shall end early upon the first to occur of any of the following events:

          (i)  the Executive's death;

          (ii) the Company's termination of the Executive's employment on account of Disability;

          (iii) a Termination for Cause;

          (iv) a Termination without Cause; or

          (v)  a Voluntary Termination.

6.   Post-Employment Period Payments.

     (a) At the end of the Employment Period for any reason, the Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits, except that the Executive shall be entitled to receive: (i) as soon as practicable following the end of the Employment Period, any Base Salary which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and payment for any unexpired vacation days which have accrued under the Company's or a Subsidiary's vacation policy but are unused, as of the end of the Employment Period, (ii) any plan benefits which by their terms extend beyond termination of the Executive's employment (but only to the extent provided in any such benefit plan in which the Executive has participated as an employee of the Company or a Subsidiary and excluding, except as hereinafter provided in Section 6, any severance pay program or policy of the Company or a Subsidiary),
          (iii) payments or benefits payable pursuant to the terms of any annual and/or long-term incentive plan of the Company or a Subsidiary in accordance with the terms thereof, and (iv) any benefits to which the Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"). In addition, the Executive shall be entitled to the additional benefits and amounts described in the succeeding subsections of this
          Section 6, in the circumstances described in such subsections.

     (b) If the Employment Period ends pursuant to Section 5 hereof on account of death, a Voluntary Termination, a Termination for Cause or a termination on account of the Executive's Disability, the Company shall make no further payments to the Executive except as contemplated in Section 6(a) above.

     (c) If the Employment Period ends early pursuant to Section 5 on account of a Termination without Cause, the Executive shall be entitled to the payments contemplated in Section 6(a) above and as set forth below:

          (i) Within ten (10) business days after the expiration of any revocation period relating to the Release Agreement described in
               Section 11 below, the Executive shall be entitled to a lump sum payment in an amount equal to two (2) times the sum of (A) Base Salary (at the highest rate in effect for any period within two years prior to the Termination Date), plus (B) annual bonus (in an amount equal to target annual bonus for the year in which the Termination Date occurs).

          (ii) Within ten (10) business days after the expiration of any revocation period relating to the Release Agreement described in
               Section 11 below, the Executive shall be entitled to a lump sum payment equal to the total cost (including both the Executive's and the Company's portion of such costs as paid while the Executive was employed) of continuing the medical, dental, vision, long-term disability and life insurance benefits (excluding benefits under the executive death benefit plan) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date for a period of eighteen (18) months; provided, however, if any benefit described in this
               Section 6(c)(ii) is subject to tax, the Company will pay to the Executive an additional amount such that after payment by the Executive or the Executive's dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes.

          (iii) In addition to the retirement and other benefits to which the Executive is entitled under the Company's defined benefit retirement plans (including any supplemental plans) with respect to the Executive's employment through the Termination Date, the Executive shall be entitled to a lump sum payment, within ten
               (10) business days after the expiration of any revocation period relating to the Release Agreement described in Section 11 below, in an amount equal to the present value (calculated in accordance with the terms of the Company's defined benefit plans or supplemental plans, based on the age of the Executive at the date entitlement to benefits under this Section 6(c)(iii) arises) of the excess of (A) the retirement income and other benefits that would be payable to the Executive under the defined benefit plans (including any supplemental plans) of the Company if the Executive was credited with an additional two years of age and two years of benefit and credited service in addition to the age and total number of years of benefit and credited service the Executive has accrued under such plans over (B) the retirement income and other benefits the Executive is entitled to receive (either immediately or on a deferred basis) under the defined benefit plans (including any supplemental plans) of the Company. In the event that the Executive, after credit for the additional two years, has a total of less than five years of credited service, the Executive nonetheless shall be treated as fully vested under the defined benefit retirement plans and any supplemental retirement plans, but with benefits computed solely on the basis of total benefit service.

          (iv) The Executive shall be entitled to outplacement services for a time period (not less than six (6) months) established by the Company, by a firm selected by the Company in its sole discretion, and at the expense of the Company; provided, however, that all such outplacement services must be completed by December 31 of the second calendar year following the calendar year in which the Termination Date occurs and the Company will be required to make all payments to the Executive for such outplacement services by December 31 of the second calendar year following the calendar year in which the Termination Date occurs.

          (v)  Notwithstanding anything to the contrary contained in this
               Section 6(c), if payment to the Executive of any amount paid pursuant to this Section 6(c) would constitute a "deferral of compensation" under Section 409A of the Code (such compensation does not, for example, qualify for the "short-term deferral exception" under Section 409A of the Code) and the

               Executive is a "specified employee" (as such phrase is defined in Section 409A of the Code), the Executive (or the Executive's beneficiary) will receive payment of such amounts described in this Section 6(c) upon the earlier of (i) six (6) months following the Executive's "separation from service" with the Company (as such phrase is defined in Section 409A of the Code) or (ii) the Executive's death.

     (d) It is expressly understood that the Company's payment obligations under Section 6(c) shall cease in the event the Executive breaches any of his or her agreements in Section 7 hereof and, in the event of any such breach, the Executive shall repay in cash immediately to the Company any amounts previously paid to the Executive under Section 6(c) of this Agreement.

     (e) The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

7.   Competitive Activity; Confidentiality; Nonsolicitation.

     (a) Acknowledgements and Agreements. The Executive hereby acknowledges and agrees that in the performance of the Executive's duties for the Company during the Employment Period, the Executive will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Company throughout the United States. The Executive also agrees that trade secrets and confidential information of the Company, more fully described in
          Section 7(i) of this Agreement, gained by the Executive during the Executive's association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. The Executive further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that the Executive not compete with the Company during the Employment Period and not compete with the Company for a reasonable period thereafter, as further provided in the following subsections.

     (b) Covenants During the Employment Period. During the Employment Period, the Executive will not compete with the Company anywhere that the Company conducts its business. In accordance with this restriction, but without limiting its terms, during the Employment Period, the Executive will not:

          (i) enter into or engage in any business which competes with the business of the Company;

          (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the business of the Company;

          (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

          (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Company.

     (c) Covenants Following Termination. For a period of two (2) years following the termination of the Executive's employment for any reason, unless the Executive is entitled to severance benefits under a severance agreement between the Executive and the Company providing for payment of benefits upon a termination of employment following a change in control of the Company and containing covenants made by the Executive with respect to the subject matter of this Section 7(c) (a "Severance Agreement"), in which case those covenants contained in such Severance Agreement shall apply to the Executive in lieu of the application of this Section 7, the Executive will not:

          (i) enter into or engage in any business which competes with the Company's business within the United States;

          (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company's business within the United States;

          (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the United States, or attempt to do so; or

          (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company's business within the United States.

     (d) Indirect Competition. For the purposes of Sections 7(b) and 7(c), but without limitation thereof, the Executive will be in violation thereof if the Executive engages in any or all of the activities set forth therein directly as an individual on the Executive's own account, or indirectly as a general partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a limited partner, member or stockholder of any limited partnership, limited liability company, or corporation in which the Executive or the Executive's spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the limited partnership interests, limited liability company interests or outstanding stock, as the case may be.

     (e) The Company. For purposes of this Section 7, the Company shall include any and all Subsidiaries of the Company.

     (f) The Company's Business. For the purposes of Sections 7(b), 7(c), 7(j) and 7(k), the Company's business is defined to be the manufacture and distribution of gypsum wallboard, joint compound and related gypsum products, cement board, gypsum fiber panels, ceiling panels and grid, the distribution of building products and any future businesses the Company may enter, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily substitutable for any such described products and services.

     (g) Extension. If it shall be judicially determined that the Executive has violated any of the Executive's obligations under Section 7(c), then the period applicable to each obligation that the Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

     (h) Non-Solicitation. Until the expiration of three (3) years following the Termination Date, the Executive will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its Subsidiaries to terminate their employment, representation or other association with the Company and/or its Subsidiaries.

     (i)  Further Covenants.

          (i) The Executive will keep in strict confidence, and will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, directly or indirectly, at any time during or after the Executive's employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing the Executive's duties of employment, use any trade secrets or non-public confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how the Executive may have acquired such information before or during employment. Such confidential information shall include, without limitation, the Company's unique non-public confidential selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Executive specifically acknowledges that all such non-public confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the Executive's mind or memory and whether compiled by the Company and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Executive during the Executive's employment with the Company (except in the course of performing the

               Executive's duties and obligations to the Company) or after the termination of the Executive's employment shall constitute a misappropriation of the Company's trade secrets.

          (ii) The Executive agrees that upon termination of the Executive's employment with the Company, for any reason, the Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 7(i)(i) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge the Executive for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

     (j)  Discoveries and Inventions; Work Made for Hire.

          (i) The Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of the Executive's rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by the Executive while in the Company's employ with the use of the Company's time, material or facilities or in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during the Executive's employment and made, conceived or suggested by the Executive, either solely or jointly with others, within one (1) year following termination of the Executive's employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company's time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, the Executive will execute and deliver to the Company, at any time during or after the Executive's employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

          (ii) The Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, "items"), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Executive during the Executive's employment with the Company shall be considered a "work made for hire" and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., "(creation date) [Company Name], All Rights Reserved," and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

     (k) Communication of Contents of Agreement. During the Executive's employment and for two (2) years thereafter, the Executive will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which the Executive intends to be employed by, associated with, or represent and which is engaged in a business that is competitive to the business of the Company.

     (l) Non-Disparagement. The Executive and his immediate family agree to refrain from criticizing or making disparaging or derogatory comments about the Company or any Subsidiary and any of their respective officers, directors, employees and agents or any products or services of the Company or any Subsidiary.

     (m) Relief. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive's obligations under this Agreement would be inadequate. The Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 7(b), 7(c), 7(h), 7(i), 7(j) 7(k) and 7(l) of this Agreement, without the necessity of proof of actual damage.

     (n) Reasonableness. The Executive acknowledges that the Executive's obligations under this Section 7 are reasonable in the context of the nature of the Company's business and the competitive injuries likely to be sustained by the Company if the Executive was to violate such obligations. The Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which the Executive acknowledges constitutes good, valuable and sufficient consideration.

8.   Golden Parachute Excise Tax. The amounts payable to the Executive under
     Section 6 shall be adjusted as set forth in this Section 8 if the sum (the "combined amount") of the amounts payable under Section 6 and all other payments or benefits which the Executive has received or has the right to receive from the Company which are defined in Section 280G(b)(2)(A)(i) of the Code, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code). In such event, the combined amount shall, unless the following sentence applies, be decreased by the smallest amount that will eliminate any parachute payment. If the decrease referred to in the preceding sentence is 10% or more of the combined amount, the combined amount shall not be decreased, but rather shall be increased by an amount (the "Gross Up Payment") sufficient to provide the Executive, after tax, a net amount equal to the Code Section 4999 excise tax imposed on such combined amount, as increased pursuant to this section. For this purpose, "after tax" means the amount retained by the Executive after satisfaction (whether through withholding, direct payment or otherwise) of all applicable federal, state, provincial and local income taxes at the highest marginal tax rate, and the employee share of any applicable FICA taxes. To the extent a Gross-Up Payment is due to the Executive pursuant to this Section 8, the Gross-Up Payment shall be made on the date the lump sum payments provided in Section 6 are made and shall include all Gross-Up Payments due in respect of payments made before, payments made at the same time as, and payments projected to be made after such payment date; provided, however, that in accordance with Section 280G, such Gross-Up Payment shall not include taxes imposed by Section 4999 for health insurance benefits, which shall be paid and withheld by the Company at the same date that income taxes are withheld from such health insurance benefits. If at a time subsequent to any payment under Section 6, an additional amount of Code Section 4999 excise tax is definitively determined to be due by either the Internal Revenue Service or a court of competent jurisdiction, the Company shall pay to the Executive an additional amount which, net of Federal, state, provincial and local income, FICA and Code Section 4999 excise taxes, will satisfy such additional Code Section 4999 excise tax, including applicable interest and penalties. The parties acknowledge that, if the decrease referred to in the second sentence of this Section 8 is 10% or more of the combined amount, the intention of the preceding sentences in this Section 8 is to place the Executive in the position in which the Executive would be if the Code
     Section 4999 excise tax did not exist. Notwithstanding the foregoing provisions of this Section 8, Gross-Up Payments, including any additional payment made subsequent to any payment under Section 6, will be made only in a manner and to the extent (and at the earliest date(s)) such that
     Section 409A of the Code will not be violated.

9.   Definitions.

     (a)  "Board" means the Board of Directors of the Company.

     (b) "Cause" means that, prior to the termination of the Employment Period, the Executive shall have:

          (i)  committed a felony or a fraud;

          (ii) engaged in conduct that brings the Company or any of its Subsidiaries into substantial public disgrace or disrepute;

          (iii) committed gross negligence or gross misconduct with respect to the Company or any of its Subsidiaries;

          (iv) repudiated this Agreement or abandoned employment with the Company;

          (v) failed to follow the directives of the Board or the Chief Executive Officer and such failure is not cured within five (5) business days after written notice thereof to the Executive from the Company;

          (vi) breached any of the agreements in Section 7 hereof;

          (vii) breached a material employment policy of the Company which is not cured within five (5) business days after written notice thereof to the Executive from the Company; or

          (viii) committed any other breach of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to the Executive from the Company.

     (c)  "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "Disability" means the Executive's having become unable (as determined in good faith by the Chief Executive Officer), with reasonable accommodations, to regularly perform the Executive's duties hereunder by reason of illness or incapacity.

     (e) "Release Agreement" means an agreement, in substantially the form customarily used by the Company for similarly situated executives of the Company in similar instances, pursuant to which the Executive releases, to the extent permitted by law, all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and its officers.

     (f) "Subsidiary" means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

     (g) "Termination Date" means the date on which the Executive's employment is terminated.

     (h) "Termination for Cause" means the Company's termination of the Executive's employment for Cause.

     (i) "Termination without Cause" means the Company's termination of the Executive's employment other than a Termination for Cause.

     (j) "Voluntary Termination" means Executive's termination of the Executive's employment for any reason, including retirement.

10.  Representations.

     (a) Executive Representations. The Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

     (b) Company Representation. The Company represents and warrants to the Executive that upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

11. Release Agreement. No payments shall be made under Section 6(c) hereof if the Executive declines to sign and return a Release Agreement or revokes such Release Agreement within the time provided therein. If the Executive becomes entitled to payments under Section 6(c) hereof, the Company shall deliver to the Executive a copy of the Company's standard form of Release Agreement within ten (10) business days of the Executive's Termination Date.

12. Survival. Subject to any limits on applicability contained therein, Section 7 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

13. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

14. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at the Executive's principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provision had never been contained herein.

16. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the employment of the Executive and the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including any prior Employment Agreements between the Company and the Executive. The severance benefits provided in Section 6(c) hereof shall be in lieu of any severance benefits under any plans, programs, policies or practices of the Company; provided, however, that if the Executive is entitled to benefits under this Agreement and a Severance Agreement, the Executive will be entitled to severance benefits under either this Agreement or such Severance Agreement, whichever agreement provides for greater benefits, but will not be entitled to benefits under both agreements.

17. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

18. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. The Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

19. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware and federal law, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein.

20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

21. Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Executive).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        USG CORPORATION


                                        By:
                                            ------------------------------------
                                        Name: Brian J. Cook
                                        Title: Senior Vice President,
                                               Human Resources

                                        ----------------------------------------
                                        Executive